Exhibit 3.1

OAKTREE CAPITAL GROUP, LLC

UNIT DESIGNATION WITH RESPECT TO THE

SERIES B PREFERRED UNITS

This Unit Designation (as it may be amended, supplemented or restated from time to time, this “Unit Designation”), dated as of August 9, 2018, is made by Oaktree Capital Group, LLC (the “Company”). Capitalized terms used but not defined in this Unit Designation shall have the meanings ascribed to such terms in the Fourth Amended and Restated Operating Agreement of the Company, dated as of May 17, 2018, as amended by the Unit Designation with respect to the Series A Preferred Units, dated as of May 17, 2018 (and as it may be further amended, supplemented or restated from time to time, the “Operating Agreement”).

WHEREAS, pursuant to Section 4.6(a) of the Operating Agreement, the Company has the authority to issue any number of Units, and options, rights, warrants and appreciation rights relating to such Units, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Member or any other Person;

WHEREAS, pursuant to Section 4.6(b) of the Operating Agreement, such additional Units may be issued with such designations, preferences, rights, powers and duties as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors in compliance with Section 6.1 of the Operating Agreement, including, among other things, the terms and conditions upon which such Units will be issued or transferred;

WHEREAS, pursuant to Section 4.6(c) of the Operating Agreement, the Board of Directors is authorized to take all actions that it determines to be necessary or appropriate in connection with, and shall determine in its sole discretion the rights relating to, the issuance of additional Units and options, rights, warrants and appreciation rights relating to Units; and

WHEREAS, the Board of Directors determined it advisable and in the best interest of the Company and its Members to establish a committee of the Board of Directors to designate the Series B Preferred Units as a new class of Preferred Units, and the terms of the Series B Preferred Units, as set forth in this Unit Designation, have been duly approved in accordance with the Operating Agreement;

NOW, THEREFORE, the Company hereby approves and authorizes this Unit Designation on the terms and conditions set forth herein.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Unit Designation. Capitalized terms used but not defined herein shall have the meanings given to them in the Operating Agreement.

“2011 Incentive Plan” means the 2011 Oaktree Capital Group, LLC Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time, and any successor or similar plan.

“Below Investment Grade Rating Event” means (x) the rating on any series of the Oaktree Senior Notes (or, if no Oaktree Senior Notes are outstanding or no Oaktree Senior Notes are then rated by the applicable Rating Agency, the Company’s long-term issuer rating by such Rating Agency) is lowered by either of the Rating Agencies in respect of a Change of Control and (y) any series of the Oaktree Senior Notes (or, if no Oaktree Senior Notes are

outstanding or no Oaktree Senior Notes are then rated by the applicable Rating Agency, the Company’s long-term issuer rating by such Rating Agency) is rated below Investment Grade by both Rating Agencies on any date from the date of the public notice by the Company of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60-day period the rating of any series of the Oaktree Senior Notes (or, if no Oaktree Senior Notes are outstanding or no Oaktree Senior Notes are then rated by the applicable Rating Agency, the Company’s long-term issuer rating by such Rating Agency) is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Company shall request the Rating Agencies to make such confirmation in connection with any Change of Control.

“Business Day” means any day that is not a Saturday, Sunday or other day in which banking institutions in New York City are authorized or required by law to close.

“Change of Control” means the occurrence of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets (other than any CLO Subsidiaries) of the Oaktree Issuer Group to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, or any successor provision), other than to a Continuing Oaktree Person; or

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing Oaktree Person, becomes (i) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (A) the Company or (B) one or more entities that, as of the relevant time, is a guarantor to any series of Oaktree Senior Notes comprising all or substantially all of the assets of the Oaktree Issuer Group and (ii) entitled to receive a Majority Economic Interest in connection with such transaction.

For the avoidance of doubt, the failure of the Permitted Oaktree Holders to collectively hold at least 10% of the issued and outstanding Oaktree Capital Group Units shall not, in and of itself, be deemed to be a “Change of Control.”

“Change of Control Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“CLO” means a collateralized loan obligation vehicle or similar debt securitization vehicle or entity.

“CLO Subsidiary” means, at any time, (i) any Subsidiary that (x) manages or has been established to manage one or more CLOs or (y) is an affiliate of a Subsidiary described in clause (x) that purchases or otherwise acquires and/or retains securities, obligations or other interests in such CLO for the purpose of, among other things, satisfying (including on a prospective basis) any applicable risk retention laws, rules, regulations, guidelines, technical standards or guidance of any Governmental Entity and (ii) any Subsidiary of a Subsidiary described in the preceding clause (i). For the avoidance of doubt, the assets and obligations of any CLO Subsidiary will not be deemed to include the assets and obligations of any CLO such CLO Subsidiary may manage, except to the extent of any ownership of securities or obligations issued by, or other interests in, such CLO held by the CLO Subsidiary.

“Continuing Oaktree Person” means, immediately prior to and immediately following any relevant date of determination, (a) an individual who is a Senior Executive, (b) an individual who is an executive or other employee of the Company and/or its Subsidiaries who, as of any date of determination, has devoted substantially all of his or her business and professional time to the activities of the Company or any of its Subsidiaries during the 12 month period immediately preceding such date (each such person, an “Executive”), (c) Oaktree Capital Group Holdings GP, LLC, Oaktree Capital Group Holdings or any other Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the Voting Units, (d) any Person that is a family member of such individual or individuals, (e) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary (any Person referred to in clause (c), (d) or (e) is referred to as a “Related Party”), or (f) any Trust or any other entity that acquires all of the Company’s outstanding Class A units in exchange for common equity interests in such entity immediately following which acquisition the former holders of Class A units and other Continuing Oaktree Persons collectively are the Beneficial Owners, directly or indirectly, of a majority of the controlling interests in the Company (any such trust or entity, an “Eligible Holding Entity”). Notwithstanding the foregoing, Oaktree Capital Group Holdings GP, LLC, Oaktree Capital Group Holdings, any Eligible Holding Entity, each of the Senior Executives and any Related Party of such Senior Executive and each of the Executives and any Related Party of such Executive shall be deemed to be a Continuing Oaktree Person.

“Dissolution Event” means an event giving rise to the dissolution of the Company in accordance with Section 9.1 of the Operating Agreement.

“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing with respect to the Series B Preferred Units, on December 15, 2018.

“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period with respect to the Series B Preferred Units shall commence on and includes August 9, 2018.

“Executive” has the meaning set forth in Section 1.1 of this Unit Designation in the definition of “Continuing Oaktree Person.”

“Eligible Holding Entity” has the meaning set forth in Section 1.1 of this Unit Designation in the definition of “Continuing Oaktree Person.”

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Gross Ordinary Income” means the Company’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to Series B Holders of Gross Ordinary Income shall consist of a proportionate share of each Company item of Gross Ordinary Income for such Fiscal Year in accordance with each such holder’s Percentage Interest with respect to such holder’s Series B Preferred Units.

“Group” has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate a series of the Oaktree Senior Notes (or, if no Oaktree Senior Notes are outstanding, ceases to assign a long-term issuer rating to the Company) for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Junior Units” means Class A Units, Class B Units and any other equity securities that the Company may issue after August 9, 2018 ranking, as to the payment of distributions, junior to the Series B Preferred Units.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partnership allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of equity interests in the Oaktree Issuer Group (other than to entities within the Oaktree Issuer Group).

“Nonpayment” has the meaning set forth in Section 2.7(a) of this Unit Designation.

“Oaktree Group” means (i) the Manager and its Affiliates, including their respective general partners, members and limited partners, (ii) the Oaktree Operating Group and its Affiliates, including their respective general partners, members and limited partners, (iii) with respect to each Principal, such Principal and such Principal’s Group, and (iv) any former or current director, executive officer, officer, investment professional, or other employee of the Oaktree Operating Group (or such other entity controlled, directly or indirectly, by a member of the Oaktree Operating Group) and any member of such Person’s Group.

“Oaktree Issuer Group” means the Company, the members of the Oaktree Operating Group and any other entity that, as of the relevant time, is a guarantor to any series of Oaktree Senior Notes, and their direct and indirect Subsidiaries (to the extent of their economic ownership interest in such Subsidiaries), taken as a whole.

“Oaktree Operating Group” means, for the purpose of this Unit Designation, collectively, (a) as of August 9, 2018, Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P. and Oaktree AIF Investments, L.P., each a Delaware limited partnership, and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership, and (b) any other subsidiary of the Company (whether now existing or hereafter formed) that is designated from time to time as part of the Oaktree Operating Group by the Board of Directors and that either (i) acts as or Controls the general partners and investment advisers of the Investment Funds or (ii) holds interests in other entities or investments generating income for the Company.

“Oaktree Senior Notes” means (i) the 3.91% Senior Notes, Series A, due 2024 issued by Oaktree Capital Management, L.P., (ii) the 4.01% Senior Notes, Series B, due 2026 issued by Oaktree Capital Management, L.P., (iii) the 4.21% Senior Notes, Series C, due 2029 issued by Oaktree Capital Management, L.P., (iv) the 3.69% Senior Notes due 2031 issued by Oaktree Capital Management, L.P., (v) the 3.78% Senior Notes due 2032 issued by Oaktree Capital Management, L.P. and any similar series of senior unsecured debt securities, in each case, guaranteed by Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P., each of which is a member of the Oaktree Operating Group.

“Operating Agreement” has the meaning set forth in the preamble.

“Parity Units” means any Company Units, including Preferred Units, that the Company has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series B Preferred Units with respect to payment of distributions and distribution of assets upon a Dissolution Event. As of August 9, 2018, there were 7,200,000 Series A Preferred Units Outstanding and the Series A Preferred Units were the only Outstanding Company Units that were Parity Units as of such date.

“Permitted Distribution” means each of the following: (A) Tax Distributions (as defined in the operating agreements of the members of the Oaktree Operating Group) received, directly or indirectly, from the Oaktree Operating Group in accordance with the terms of the operating agreements of the members of the Oaktree Operating Group as in effect on August 9, 2018, (B) the net unit settlement of equity-based awards granted under the 2011 Equity Incentive Plan in order to satisfy associated tax obligations (C) exchanges of Common Units of the Company and/or its Subsidiaries in connection with the exchange of units of Oaktree Capital Group Holdings for Common Units or equity interests of the Company’s Subsidiaries under the Exchange Agreement, (D) purchases pursuant to put or call arrangements with current or former Senior Executives, employees or service partners entered into in good faith in connection with the provision of personal services, (E) distributions of incentive compensation to current or former Senior Executives, employees or service partners in respect of their “points” interests in the Company’s Subsidiaries, (F) distributions, directly or indirectly, to the Company, its Subsidiaries or Oaktree Capital Group Holdings to enable the Company, its Subsidiaries or Oaktree Capital Group Holdings to pay expenses or satisfy other obligations (other than obligations in respect of distributions or purchases of Junior Units that would not otherwise be Permitted Distributions), (G) redemptions of Common Units pursuant to provisions of the Operating Agreement as in effect on August 9, 2018, (H) purchases in connection with the settlement of a bona fide forward purchase or accelerated Unit repurchase arrangement with a third party financial institution that is entered into before the start of the applicable Distribution Period, (I) payments made on redemption or conversion of convertible notes or convertible preferred equity or the entry into or settlement of call options, bond hedges and/or warrants to hedge the Company’s exposure in connection with the issuance of the convertible notes or convertible preferred equity, (J) distributions paid in, or exchanges of Junior Units or Oaktree Capital Group Holdings units for, Junior Units or options, warrants or rights to subscribe for or purchase Junior Units or distributions or purchases paid, directly or indirectly, with proceeds from the substantially concurrent sale of Junior Units and (K) distributions, directly or indirectly, to Oaktree Capital Group Holdings or its successor to enable it to (1) make distributions in respect of any outstanding Oaktree Capital Group Holdings equity value units, and (2) purchase any Oaktree Capital Group Holdings units into which the equity value units have been recapitalized pursuant to any put right exercised by the holder of such units.

“Rating Agency” means:

(a) each of Fitch and S&P; and

(b) if either of Fitch or S&P ceases to rate any series of Oaktree Senior Notes (or, if no Oaktree Senior Notes are outstanding, ceases to assign a long-term issuer rating to the Company) or fails to make a rating of any series of Oaktree Senior Notes (or, if no Oaktree Senior Notes are outstanding, the Company’s long-term issuer rating) publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Fitch or S&P, or both, as the case may be.

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities with features similar to the Series B Preferred Units on August 9, 2018 (the “current methodology”), which change either (a) shortens the period of time during which equity credit pertaining to the Series B Preferred Units would have been in effect had the current methodology not been changed or (b) reduces the amount of equity credit assigned to the Series B Preferred Units as compared with the amount of equity credit that such rating agency had assigned to the Series B Preferred Units as of August 9, 2018.

“Related Party” has the meaning set forth in Section 1.1 of this Unit Designation in the definition of “Continuing Oaktree Person.”

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

“Senior Executive” means, as of August 9, 2018, Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone, and any other person who may from time to time, prior to such time as the Permitted Oaktree Holders collectively hold less than 10% of the issued and outstanding Oaktree Capital Group Units, be designated by the Board of Directors as a “Principal” of the Company, in each case until his or her death, disability, resignation or removal by the Board of Directors.

“Series B Distribution Rate” means 6.550%.

“Series B Holder” means a Record Holder of Series B Preferred Units.

“Series B Liquidation Preference” means $25.00 per Series B Preferred Unit.

“Series B Liquidation Value” means the sum of the Series B Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series B Preferred Units.

“Series B Preferred Unit” means a 6.550% Series B Preferred Unit having the designations, rights, powers and preferences set forth in Article II of this Unit Designation.

“Series B Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively. These Series B Record Dates shall apply regardless of whether a particular Series B Record Date is a Business Day. The Series B Record Dates shall constitute Record Dates with respect to the Series B Preferred Units for the purpose of distributions on the Series B Preferred Units.

“Series B Tax Event” means, after August 9, 2018, (a) due to an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) due to an administrative or judicial determination, (i) the Company is advised by nationally recognized counsel or a “Big Four” accounting firm that the Company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6625 of the Code, as amended by the Bipartisan Budget Act of 2015) or (ii) the Company files an IRS Form 8832 (or successor form) electing that the Company be treated as an association taxable as a corporation for U.S. federal income tax purposes, the Company converts or merges into a corporation, or the Company is otherwise treated as an association taxable as a corporation for U.S. federal income tax purposes.

“Unit Designation” has the meaning set forth in the preamble.

“Voting Preferred Units” has the meaning set forth in Section 2.7(a) of this Unit Designation.

ARTICLE II

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES B

PREFERRED UNITS

Section 2.1 Designation. The Series B Preferred Units are hereby designated and created as a series of Preferred Units. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit. There is authorized for issuance an unlimited number of Series B Preferred Units. The Series B Preferred Units are not “Voting Units” for purposes of the Operating Agreement. As of any date of determination, the Percentage Interest as to any Series B Holder in its capacity as such with respect to Series B Preferred Units shall be 0% as such term applies to all Members; provided, however, that when such term is used to only apply to Series B Holders, “Percentage Interest” shall mean, with respect to any holder of Series B Preferred Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series B Preferred Units held by such holder on such date relative to the aggregate number of Series B Preferred Units Outstanding as of such date. The Capital Account balance of a Member with respect to each Series B Preferred Unit held by such Member shall equal the Liquidation Preference per Series B Preferred Unit as of the date such Series B Preferred Unit is initially issued and shall be increased as set forth in Section 2.6 of this Unit Designation.

Section 2.2 Distributions.

(a) The Series B Holders shall be entitled to receive with respect to each Series B Preferred Unit owned by such holder, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions, on the applicable Distribution Payment Date that corresponds to the Record Date for which the Board of Directors has declared a distribution, if any, in an amount equal to the product of (i) 25% and (ii) the rate per annum equal to the Series B Distribution Rate (subject to Section 2.5(b) of this Unit Designation) and (iii) the Series B Liquidation Preference. Such distributions shall be non-cumulative. If a Distribution Payment Date is not a Business Day, the related distribution (if declared) shall be paid on the next succeeding Business Day with the same force and effect as though paid on such Distribution Payment Date, without any increase to account for the period from such Distribution Payment Date through the date of actual payment. Distributions payable on the Series B Preferred Units for the Distribution Period commencing on August 9, 2018 and for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable on the relevant Distribution Payment Date to Series B Holders as they appear on the Company’s register at the close of business, New York City time, on a Series B Record Date, provided that if the Series B Record Date is not a Business Day, the declared distributions will be payable on the relevant Distribution Payment Date to Series B Holders as they appear on the Company’s register at the close of business, New York City time, on the Business Day immediately preceding such Series B Record Date.

(b) So long as any Series B Preferred Units are Outstanding, unless, in each case, distributions have been declared and paid or declared and set apart for payment on the Series B Preferred Units for a quarterly Distribution Period, (i) no distribution, whether in cash or property, may be declared or paid or set apart for payment on the Junior Units for the remainder of that quarterly Distribution Period and (ii) the Company and its Subsidiaries shall not directly or indirectly repurchase, redeem or otherwise acquire for consideration any Junior Units other than, in each case, any Permitted Distributions.

(c) The Board of Directors, or a duly authorized committee thereof, may, in its sole discretion, choose to pay distributions on the Series B Preferred Units without the payment of any distributions on any Junior Units.

(d) When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series B Preferred Units or any Parity Units, all distributions declared upon the Series B Preferred Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series B Preferred Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Units, on a distribution payment date falling within the related Distribution Period) bear to each other.

(e) No distributions may be declared or paid or set apart for payment on any Series B Preferred Units if at the same time any arrears exist or default exists in the payment of distributions on any Outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series B Preferred Units, subject to any applicable terms of such Outstanding Units.

(f) Series B Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Unit Designation and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.

(g) The Members intend that no portion of the distributions paid to the Series B Holders pursuant to this Section 2.2 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and no Member shall take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.

Section 2.3 Rank. The Series B Preferred Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:

(a) junior to all of the Company’s existing and future indebtedness and any equity securities, including Preferred Units, that the Company may authorize or issue, the terms of which provide that such securities shall rank senior to the Series B Preferred Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;

(b) equally to any Parity Units; and

(c) senior to any Junior Units.

Section 2.4 Optional Redemption.

(a) Except as set forth in Section 2.5 of this Unit Designation, the Series B Preferred Units shall not be redeemable prior to September 15, 2023. At any time or from time to time on or after September 15, 2023, subject to any limitations that may be imposed by law, the Company may, in its sole discretion, redeem the Series B Preferred Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Liquidation Preference per Series B Preferred Unit plus an amount equal to declared and unpaid distributions, if any, from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date. If less than all of the Outstanding Series B Preferred Units are to be redeemed, the Company shall select the Series B Preferred Units to be redeemed from the Outstanding Series B Preferred Units not previously called for redemption by lot or pro rata (as nearly as possible) or otherwise in accordance with the applicable procedures of The Depository Trust Company (or its successor or replacement) and in compliance with the requirements of the Securities Exchange on which the Series B Preferred Units are then listed, if then listed on a Securities Exchange.

(b) In the event the Company shall redeem any or all of the Series B Preferred Units in accordance with Section 2.4(a) of this Unit Designation, the Company shall give notice of any such redemption to the Series B Holders (which such notice may be delivered prior to September 15, 2023) not more than 60 nor less than 30 days prior to the date fixed for such redemption. Failure to give notice to any Series B Holder shall not affect the validity of the proceedings for the redemption of any Series B Preferred Units being redeemed.

(c) Notice having been given as herein provided and so long as funds legally available and sufficient to pay the redemption price for all of the Series B Preferred Units called for redemption have been set aside for payment, from and after the redemption date, such Series B Preferred Units called for redemption shall no longer be deemed Outstanding, and all rights of the Series B Holders thereof under this Unit Designation, the Operating Agreement or otherwise shall cease, except for the right to receive the redemption price, without interest.

(d) The Series B Holders shall have no right to require redemption of any Series B Preferred Units.

(e) Without limiting clause (c) of this Section 2.4, if the Company shall deposit, on or prior to any date fixed for redemption of Series B Preferred Units (pursuant to notice delivered in accordance with Section 2.4(b)), with any bank or trust company as a trust fund, funds sufficient to redeem the Series B Preferred Units called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Company may determine, to the respective Series B Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series B Preferred Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series B Preferred Units to the holders thereof and from and after the date of such deposit said Series B Preferred Units shall no longer be deemed to be Outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series B Preferred Units, and shall have no rights with respect thereto under this Unit Designation, the Operating Agreement or otherwise, except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the Company may determine, payment of the redemption price of such Series B Preferred Units without interest.

Section 2.5 Change of Control Event Redemption; Series B Tax Event Redemption; Rating Agency Event Redemption.

(a) If a Change of Control Event occurs prior to September 15, 2023, within 60 days of the occurrence of such Change of Control Event, the Company may, in its sole discretion, redeem the Series B Preferred Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series B Preferred Unit plus an amount equal to any declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distribution.

(b) If (i) a Change of Control Event occurs (whether before, on or after September 15, 2023) and (ii) the Company does not give notice to the Series B Holders prior to the 31st day following the Change of Control Event to redeem all the Outstanding Series B Preferred Units, the Series B Distribution Rate shall increase by 5.00%, beginning on the 31st day following the consummation of such Change of Control Event.

(c) In connection with any Change of Control and any particular reduction in the rating on a series of the Oaktree Senior Notes (or, if no Oaktree Senior Notes are outstanding, a reduction in the Company’s long-term issuer rating), the Company shall request from the Rating Agencies each such Rating Agency’s written confirmation whether such reduction in the rating on each such series of Oaktree Senior Notes (or, if no Oaktree Senior Notes are outstanding, the Company’s long-term issuer rating) was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event).

(d) If a Series B Tax Event occurs prior to September 15, 2023, within 60 days of the occurrence of such Series B Tax Event, the Company may, in its sole discretion, redeem the Series B Preferred Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series B Preferred Unit, plus an amount equal to any declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distribution.

(e) If a Rating Agency Event occurs prior to September 15, 2023, within 60 days of the occurrence of such Rating Agency Event, the Company may, in its sole discretion, redeem the Series B Preferred Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series B Preferred Unit, plus an amount equal to any declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distribution.

(f) In the event the Company elects to redeem all of the Series B Preferred Units in accordance with Section 2.5(a), Section 2.5(d) or Section 2.5(e) of this Unit Designation, the Company shall give notice of any such redemption to the Series B Holders at least 30 days prior to the date fixed for such redemption. Notice of any redemption, whether in connection with events described in Section 2.5(a), Section 2.5(d) or Section 2.5(e) of this Unit Designation, may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related events described in Section 2.5(a), Section 2.5(d) or Section 2.5(e) of this Unit Designation; provided, however, that any notice subject to one or more conditions precedent shall specify a redemption date no later than September 15, 2023. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed; provided, however, that the redemption date, if such redemption is conditional, shall not be delayed beyond September 15, 2023. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(g) The Series B Holders shall have no right to require redemption of any Series B Preferred Units pursuant to this Section 2.5.

Section 2.6 Allocations. Before giving effect to the allocations set forth in Section 5.2 of the Operating Agreement, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series B Preferred Units in accordance with each holder’s Percentage Interest with respect to their Series B Preferred Units in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series B Preferred Units pursuant to Section 2.2 of this Unit Designation during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series B Preferred Units pursuant to Section 2.2 of this Unit Designation in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series B Holders pursuant to this Section 2.6 in all prior Fiscal Years. To the extent that there is insufficient Gross Ordinary Income for a Fiscal Year to allocate to the Series B Holders pursuant to the prior sentence and to the holders of any other Parity Units, Gross Ordinary Income shall be allocated to the Series B Holders and holders of Parity Units for such Fiscal Year on a pro rata basis based on the amount of distributions paid in respect of the Series B Preferred Units and such Parity Units, respectively, in such Fiscal Year.

Section 2.7 Voting.

(a) Notwithstanding any provision in the Operating Agreement to the contrary, and except as set forth in this Section 2.7, the Series B Preferred Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Holders shall not be required for the taking of any Company action or inaction. Notwithstanding any provision in the Operating Agreement to the contrary, if and whenever six quarterly distributions (whether or not consecutive) payable on the Series B Preferred Units have not been declared and paid (a “Nonpayment”), the number of Directors then constituting the Board of Directors automatically shall be increased by two and the Series B Holders, voting together as a single class with the holders of any other class or series of Parity Units then Outstanding upon which like voting rights have been conferred and are exercisable (any such other class or series, “Voting Preferred Units”), shall have the right to elect these two additional Directors at a meeting of the Series B Holders and the holders of such Voting Preferred Units called as hereafter provided. When quarterly distributions have been declared and paid on the Series B Preferred Units for four consecutive Distribution Periods following the Nonpayment, then the right of the Series B Holders and the holders of such Voting Preferred Units to elect such two additional Directors shall cease and the terms of office of all directors elected by the Series B Holders and holders of the Voting Preferred Units shall forthwith terminate immediately and the number of Directors constituting the whole Board of Directors automatically shall be reduced by two and, for purposes of determining whether a Nonpayment has occurred, the number of quarterly distributions payable on the Series B Preferred Units that have not been declared and paid shall be reset to zero. However, the right of the Series B Holders and the holders of the Voting Preferred Units to elect two additional directors on the Board of Directors shall again vest if and whenever another Nonpayment occurs.

(b) If a Nonpayment or a subsequent Nonpayment shall have occurred, the Company may, and upon the written request of any holder of Series B Preferred Units (addressed to the Company) shall, call a special meeting of the Series B Holders and holders of the Voting Preferred Units for the election of the two Directors to be elected by them. The Directors elected at any such special meeting shall hold office until the next annual meeting or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. The Company shall, in its sole discretion, determine a date for a special meeting applying procedures consistent with Article XII of the Operating Agreement in connection with the expiration of the term of the two Directors elected pursuant to this Section 2.7. The Series B Holders and holders of the Voting Preferred Units, voting together as a class, may remove any director elected by the Series B Holders and holders of the Voting Preferred Units pursuant to this Section 2.7. If any vacancy shall occur among the Directors elected by the Series B Holders and holders of the Voting Preferred Units, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining Director elected by the Series B Holders and holders of the Voting Preferred Units or the successor of such remaining Director, to serve until the next special meeting (convened as set forth in the immediately preceding sentence) held in place thereof if such office shall not have previously terminated as above provided. Except to the extent expressly provided otherwise in this Section 2.7, any such annual or special meeting shall be called and held applying procedures consistent with Article XII of the Operating Agreement as if references to Members were references to Series B Holders and holders of Voting Preferred Units.

(c) Notwithstanding anything to the contrary in Article XI or Article XII of the Operating Agreement, but subject to Section 2.7(d) of this Unit Designation, so long as any Series B Preferred Units are Outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Series B Holders and holders of the Voting Preferred Units, at the time Outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary:

(i) to amend, alter or repeal any of the provisions of the Operating Agreement relating to the Series B Preferred Units or any series of Voting Preferred Units, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, powers and preferences of the Series B Holders or holders of the Voting Preferred Units; and

(ii) to authorize, create or increase the authorized amount of, any class or series of Preferred Units having rights senior to the Series B Preferred Units with respect to the payment of distributions or amounts upon any Dissolution Event; provided, however, that,

(A) in the case of subparagraph (i) above, no such vote of the Series B Preferred Units or the Voting Preferred Units, as the case may be, shall be required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each Series B Preferred Unit and Voting Preferred Units remains Outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having preferences, other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of such Series B Preferred Units or the Voting Preferred Units, as the case may be;

(B) in the case of subparagraph (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or powers of one or more but not all of the classes or series of Voting Preferred Units and the Series B Preferred Units at the time Outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all such classes or series of Voting Preferred Units and the Series B Preferred Units so affected, voting as a single class regardless of class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Voting Preferred Units and the Series B Preferred Units otherwise entitled to vote as a single class in accordance herewith; and

(C) in the case of subparagraph (i) or (ii) above, no such vote of the Series B Holders or holders of the Voting Preferred Units, as the case may be, shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units or Voting Preferred Units, as the case may be, at the time Outstanding or proper notice of redemption of the Series B Preferred Units or Voting Preferred Units, as the case may be, at the time Outstanding has been given and funds sufficient to pay the redemption price for all of the Series B Preferred Units or Voting Preferred Units, as the case may be, have been set aside for payment pursuant to the terms of the Operating Agreement.

(d) For the purposes of this Section 2.7, neither:

(i) the amendment of provisions of the Operating Agreement so as to authorize or create or issue, or to increase the authorized amount of, any Junior Units or any Parity Units; nor

(ii) any merger, consolidation or otherwise, in which (1) the Company is the surviving entity and the Series B Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series B Preferred Units for other preferred equity securities having rights, powers and preferences (including with respect to redemption thereof) substantially similar to that of the Series B Preferred Units under this Unit Designation (except for changes that do not materially and adversely affect the Series B Preferred Units considered as a whole)

shall be deemed to materially and adversely affect the rights, powers and preferences of the Series B Preferred Units or holders of Voting Preferred Units.

(e) For purposes of the foregoing provisions of this Section 2.7, each Series B Holder shall have one vote per Series B Preferred Unit, except that when any other series of Preferred Units shall have the right to vote with the Series B Preferred Units as a single class on any matter, then the Series B Holders and the holders of such other series of Preferred Units shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

(f) The Board of Directors may cause the Company to, from time to time, without notice to or consent of the Series B Holders or holders of other Parity Units, issue additional Series B Preferred Units or other Parity Units.

(g) The foregoing provisions of this Section 2.7 will not apply if, at or prior to the time when the act with respect to which a vote pursuant to this Section 2.7 would otherwise be required shall be effected, the Series B Preferred Units shall have been redeemed or proper notice of redemption of the Series B Preferred Units has been given and funds sufficient to pay the redemption price for all of the Series B Preferred Units have been set aside for payment pursuant to the terms of this Unit Designation.

(h) Notwithstanding any other provision in this Section 2.7, if at any time any Person or Group (other than any member of the Oaktree Group) is the Beneficial Owner of 20% or more of the Outstanding Series B Preferred Units, all Series B Preferred Units owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by Applicable Law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Unit Designation and the Operating Agreement; provided, that the foregoing limitation shall not apply: (i) to any Person or Group who acquired 20% or more of the Series B Preferred Units then Outstanding directly from any member of the Oaktree Group; (ii) to any Person or Group who acquired 20% or more of the Series B Preferred Units then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply; or (iii) to any Person or Group who acquired 20% or more of the Series B Preferred Units with the prior written approval of the Board of Directors, which approval may be withheld in the Board of Directors’ sole discretion.

(i) So long as any Series B Preferred Units are Outstanding and only in the event of a Nonpayment, the Manager hereby irrevocably (i) agrees that from time to time, automatically and without further action by the Manager, the size of the Board of Directors shall be increased by two and that the corresponding vacancies be filled, as provided by this Section 2.7, and that from time to time directors be removed and the size of the Board of Directors correspondingly decreased, as provided by this Section 2.7, and (ii) delegates to such Members as expressly provided in this Section 2.7 the filling of such vacancies and election of such directors from time to time.

Section 2.8 Liquidation Rights.

(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Company (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series B Preferred Units in accordance with Section 9.3 of the Operating Agreement, the Series B Holders shall be entitled to receive out of the assets of the Company or proceeds thereof available for distribution to Members, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series B

Liquidation Value and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series B Preferred Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 2.6 of this Unit Designation for the taxable year in which the Dissolution Event occurs) pursuant to Section 9.3 of the Operating Agreement, pro rata based on the full respective distributable amounts to which each Series B Holder is entitled pursuant to this Section 2.8(a).

(b) Upon a Dissolution Event, after each Series B Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 2.6 for the taxable year in which the Dissolution Event occurs), such Series B Holder shall not be entitled to any further participation in any distribution of assets by the Company.

(c) If the assets of the Company available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series B Holders and the holders of all other Outstanding Parity Units, if any, such assets shall be distributed to the Series B Holders and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Member is entitled pursuant to this Section 2.8.

(d) Nothing in this Section 2.8 shall be understood to entitle the Series B Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series B Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) For the purposes of this Unit Designation, neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Company’s property or assets nor the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company shall be deemed to be a Dissolution Event, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, notwithstanding anything to the contrary in this Section 2.8, no payment will be made to the Series B Holders pursuant to this Section 2.8 (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of the Company’s Subsidiaries or upon any reorganization of the Company pursuant to Article XI of the Operating Agreement, with or without approval of the Members (including a transaction pursuant to Section 11.3 of the Operating Agreement) or (ii) if the Company engages in a reorganization or other transaction in which a successor to the Company issues equity securities to the Series B Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series B Preferred Units pursuant to provisions of this Unit Designation that allow the Company to do so without the approval of the Members. Notwithstanding any provision to the contrary in this Article II (including Section 2.7), the Board of Directors may, in its sole discretion and without the consent of any Series B Holder, amend this Article II to allow for the transactions in this Section 2.8(e).

Section 2.9 No Duties to Series B Holders. Notwithstanding anything to the contrary in the Operating Agreement, to the fullest extent permitted by law, neither the Board of Directors nor any other Indemnified Person shall have any duties or liabilities to the Series B Holders.

Section 2.10 Forum Selection. Each Person that holds or has held a Series B Preferred Unit and each Person that holds or has held any beneficial interest in a Series B Preferred Unit (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against the Company, or any Director, officer, employee, control person, underwriter or agent of the Company, asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a Member may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company as set forth under Section 18-109(d) of the Delaware Limited Liability Company Act); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper.

ARTICLE III

RIGHT TO ACQUIRE UNITS

Section 3.1. Right to Acquire Units. Notwithstanding any other provision in this Unit Designation, Article XIII “Right to Acquire Units” of the Operating Agreement shall apply to the Series B Preferred Units.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Effectiveness. Pursuant to Section 4.6(b) of the Operating Agreement, this Unit Designation (or any action of the Board of Directors amending this Unit Designation) shall be effective when a duly executed original of the same is delivered to the Secretary for inclusion in the permanent records of the Company, and shall be annexed to, and constitute a part of, the Operating Agreement.

Section 4.2 Conflicts. To the extent that any provision of this Unit Designation conflicts or is inconsistent with the Operating Agreement, the terms of this Unit Designation shall control.

Section 4.3 Governing Law. This Unit Designation shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.

Section 4.4 Severability. If any provision of this Unit Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the parties have caused this Unit Designation to be duly executed and delivered, all as of the date first set forth above.

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, solely in its capacity as a Manager and for the purpose of the Manager’s agreement in Section 2.7(i)

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

[Signature page to Unit Designation – Series B Preferred Units]